As filed with the Securities and Exchange Commission on April 14, 2009

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

______________________

INTERNATIONAL ISOTOPES INC.
(Exact name of Registrant as specified in its charter)

Texas	74-2763837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4137 Commerce Circle Idaho Falls, Idaho	83401
(Address of Principal Executive Offices)	(Zip Code)

INTERNATIONAL ISOTOPES INC. 2006 EQUITY INCENTIVE PLAN
(Full title of the plan)

Steve T. Laflin

President, Chief Executive Officer, Secretary and Director

International Isotopes Inc.

4137 Commerce Circle

Idaho Falls, Idaho 83401
(208) 524-5300

(Name, address and telephone number, including area code, of agent for service)

_____________________
Copy to:

Sonny Allison Perkins Coie LLP 1899 Wynkoop Street, Suite 700 Denver, Colorado 80202-1043

303-291-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐

Accelerated filer ☐

Non-accelerated filer ☐

Smaller reporting company ☒

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)(4)
Common Stock, $.01 par value per share, together with associated preferred stock purchase rights, under the International Isotopes Inc. 2006 Equity Incentive Plan	21,350,000 (2)	$0.35	$7,472,500	$399.50

(1)

Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares issued pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)

The Registrant suspended its 2002 Long-Term Incentive Plan (the “2002 Plan”) with respect to issuances of new stock option grants thereunder, effective July 12, 2006, and adopted a new plan, the 2006 Equity Incentive Plan (the “2006 Plan”), effective as of July 12, 2006. Pursuant to the terms of the 2006 Plan, up to 1,350,000 shares previously available for issuance but not issued or subject to outstanding options under the 2002 Plan (the “Unissued Option Shares”) may now be issued under the 2006 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.  The Proposed Maximum Offering Price Per Share is estimated to be $0.35 based on the average of the bid price $0.32 and asked price $0.38 for the Registrant’s Common Stock as reported on the Over the Counter Bulletin Board on April 9, 2009.

(4)

Registration fees of $25.89 were previously paid by the Registrant in connection with registration statement No. 333-121335 previously filed by the Registrant in connection with the 2002 Plan (the “2002 Plan Registration Statement”). Of such registration fees, an amount of $17.47 relating to an aggregate of 1,350,000 shares of the Registrant’s Unissued Option Shares is being carried forward from the 2002 Plan Registration Statement, pursuant to Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed on March 26, 2009 which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(c)  The  description of the Common  Stock contained in the Company's  Registration  Statement  on Form 8-A dated  August 1, 1997,  filed pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), and all amendments  thereto  and  reports  which have been filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.

DESCRIPTION OF SECURITIES

Not applicable.

Item 5.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Texas Business Corporation Act

Article 2.02-1.B of the Texas Business Corporation Act, as amended (the “TBCA”), grants to a corporation the power to indemnify a person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director of the corporation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred in connection therewith, only if it is determined that the person (1) conducted himself in good faith; (2) reasonably believed that (a) in the case of conduct in his official capacity as a director of the corporation, his conduct was in the corporation's best interests, and (b) in all other cases, his conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. Article 2.02-1.C limits the allowable indemnification by providing that, except to the extent permitted by Article 2.02-1.E, a director may not be indemnified in respect of a proceeding in which the person is found liable (1) on the basis that he improperly received a personal benefit, whether or not the benefit resulted from an action taken in his official capacity, or (2) to the corporation. Article 2.02-1.E provides that if a director is found liable to the corporation or is found liable on the basis that he received a personal benefit, the permissible indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. Finally, Article 2.02-1.H provides that a corporation shall indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in defense of the proceeding.

With respect to the officers of a corporation, Article 2.02-1.O of the TBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify and advance expenses to directors under Article 2.02-1. Further, Article 2.02-1.O provides that an officer of a corporation shall be indemnified as, and to the same extent, provided by Article 2.02-1.H for a director.

Second Amended and Restated Articles of Incorporation

As permitted by the TBCA, the Company's Second Amended and Restated Articles of Incorporation provide that the Company will indemnify its officers, directors, employees and agents to the fullest extent permitted by the TBCA against actions that may arise against them in such capacities,  and to  advance  expenses  in  connection  with any  such  actions.

Indemnity Agreements

The Company has entered into indemnification agreements with each of its directors and executive officers.  Under the indemnification agreements, the Company agrees to indemnify each director and executive officer for any liability he or she may incur by reason of the fact that he or she serves as the Company's director or executive officer, as applicable, to the fullest extent permitted by applicable law as then in effect.

Insurance

The Company has obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Company may incur in such capacities.

Item 7.

EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.

EXHIBITS

Exhibit Number	Description
4.1	Form of Class E Warrant (incorporated by reference to Exhibits 4.1 of the Company’s Current Report on Form 8-K filed on April 21, 2008)

4.2	Form of Class F Warrant (incorporated by reference to Exhibits 99.1 of the Company’s Current Report on Form 8-K filed on November 12, 2008)

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of Hansen, Barnett & Maxwell, P.C.

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

Item 9.  UNDERTAKINGS

A.

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Idaho Falls, State of Idaho, on April 14, 2009.

INTERNATIONAL ISOTOPES INC.

By:   /s/ Steve T. Laflin

Name:  Steve T. Laflin

Title:  President, Chief Executive Officer, Secretary and Director

POWER OF ATTORNEY

Each person whose signature appears below authorizes Steve T. Laflin, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on April 14, 2009.

Signature	Title

/s/ Steve T. Laflin Steve T. Laflin	President, Chief Executive Officer, Secretary, and Director

/s/ Laurie McKenzie-Carter Laurie McKenzie-Carter	Chief Financial Officer

/s/ Christopher Grosso Christopher Grosso	Director, Audit Committee Chairman

/s/ Dr. Ralph Richart Dr. Ralph Richart	Chairman of the Board of Directors

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Form of Class E Warrant (incorporated by reference to Exhibits 4.1 of the Company’s Current Report on Form 8-K filed on April 21, 2008)

4.2	Form of Class F Warrant (incorporated by reference to Exhibits 99.1 of the Company’s Current Report on Form 8-K filed on November 12, 2008)

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of Hansen, Barnett & Maxwell, P.C.

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)